Exhibit 10.9
AMENDMENT TO AWARD AGREEMENT
UNDER THE DIAMOND HILL INVESTMENT GROUP, INC.
1993 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN
     THIS AMENDMENT TO AWARD AGREEMENT (this “Amendment”) is made to be effective as of November 9, 2006, by and between Diamond Hill Investment Group, Inc. (the “Company”) and                      (the “Employee”).
WITNESSETH:
     WHEREAS, the Board of Directors and the shareholders of the Company have previously approved the 1993 Non-Qualified and Incentive Stock Option Plan (the “Plan”);
     WHEREAS, the Employee was granted an option to acquire common shares, no par value, of the Company under the Plan upon the terms and conditions set forth in a Option Award Agreement dated                      (the “Agreement”); and
     WHEREAS, the Board of Directors of the Company and the Employee desire to amend the Agreement to permit, in the sole discretion of the Company, the exercise price for the option and any minimum statutory tax associated with the exercise of the option to be paid by methods in addition to payment in cash;
     NOW, THEREFORE, in consideration of the above premises and intending to be legally bound by this Agreement, the parties hereto agree to the following:
     1. Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 5.1:
          “5.1. In order to exercise the Option, the person or persons entitled to exercise it shall deliver to the President of the Company written notice of the number of full Shares with respect to which the Option is to be exercised. The notice shall be accompanied by payment in full for any Shares being purchased, which payment may be made (a) in cash or its equivalent (e.g., by check) or (b) if permitted by the Committee in its sole discretion and to the extent permitted by applicable law, in Shares having a Fair Market Value equal to the aggregate option price for the Shares being purchased, provided that such Shares have been owned by the Employee for no less than six months (or such other period as established from time to time by the Company or generally accepted accounting principles). No fractional Shares will be issued.”
     2. The following new Section 5.3 is hereby added to the Agreement:
          “5.3 In order to pay the minimum statutory tax associated with the exercise of the Option, the Committee, in its sole discretion, may permit the Employee to have the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option a number of Shares with a Fair Market Value equal to the minimum statutory tax due.”

Exhibit 10.9
     3. All other terms and conditions of the option, as set forth in the Plan and the Agreement, shall continue in full force and effect.
     4. This Amendment may be executed in multiple counterparts and by facsimile and electronic transmission, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same Amendment. This Amendment shall be governed by the internal laws of the State of Ohio without regard to such state’s conflicts or choice of law principles.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed to be effective as of the date first above written.

DIAMOND HILL INVESTMENT GROUP, INC.

By:

Name:

Title:

Employee:

(Signature)

(Printed Name)